For Immediate Release

Contact:
Press & Media:                                      Investors:
Stacie Mascitelli                                   Frank Connolly
Director, Communications                            Chief Financial Officer
203-299-7620                                        203-299-7157
smascitelli@modemmedia.com                          fconnolly@modemmedia.com


                   Modem Media Adopts Stockholder Rights Plan

NORWALK, Conn --- June 18, 2001: Modem Media (NASDAQ: MMPT), a leading Internet professional services firm, today announced that its Board of Directors adopted a Stockholder Rights Plan designed to enhance the Board's ability to protect stockholders against, among other things, unsolicited attempts to acquire control of Modem Media that do not offer an adequate price to all stockholders or are otherwise not in the best interests of Modem Media and its stockholders. Modem Media said that the Plan was not adopted in response to any specific effort to acquire control of the Company, and it is not aware of any such effort.

Under the Plan each common stockholder of record at the close of business on June 28, 2001, will receive a dividend of one right for each share of Common Stock held. Each right entitles the holder to purchase from Modem Media one one-hundredth of a share of a new series of participating Preferred Stock at an initial purchase price of $30. The rights will become exercisable and will detach from the Common Stock a specified period of time after any person has become the beneficial owner of 15% or more of Modem Media's Common Stock (subject to certain exceptions) or commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the Common Stock.

If any person becomes the beneficial owner of 15% or more of Modem Media's Common Stock, each right will entitle the holder, other than the acquiring person, to purchase, for the initial purchase price, Modem Media Common Stock having a value of twice the initial purchase price. If, following an acquisition of 15% or more of Modem Media's Common Stock, Modem Media is involved in certain mergers or other business combinations or sells or transfers more than 50% of its assets or earning power, each right will entitle the holder to purchase, for the initial purchase price, common stock of the other party to such transaction having a value of twice the initial purchase price.

At any time after a person has acquired 15% or more (but before any person has acquired more than 50%) of the Company's Common Stock, Modem Media may exchange all or part of the rights for shares of Common Stock at an exchange ratio of one share of Common Stock per right.

The existing reported shareholdings of True North Communications Inc. (Modem Media's largest shareholder) and its affiliates and associates will not trigger any rights under the Plan so long as True North and its affiliates and associates do not acquire any additional shares of Modem Media's Common Stock.

Modem Media may redeem the rights at a price of $0.001 per right at any time prior to a specified period of time after a person has become the beneficial owner of 15% or more of its Common Stock. The rights will expire on June 28, 2011, unless earlier exchanged or redeemed.

"The rights are intended to enable all Modem Media stockholders to realize the long-term value of their investment in Modem Media," said Marc Particelli, Chief Executive Officer. "They would not prevent a takeover of Modem Media. However, the Rights Plan should encourage anyone seeking to acquire Modem Media to negotiate with the Board prior to attempting a takeover."

About Modem Media
Founded in 1987, Modem Media (http://www.modemmedia.com) is a leading Internet professional services firm focused on solving marketing and customer management problems facing global companies most impacted by digital change. By combining technology-driven solutions with a deep understanding of customer needs, Modem Media creates more rewarding solutions for clients and their customers. Headquartered in Norwalk, CT, with offices in New York City, San Francisco, Toronto, London, Paris, Munich, Hong Kong and Sao Paulo, Modem Media leverages its deep experience in marketing and business strategy, creative design, and technology to deliver integrated service offerings on a global basis. Modem Media has created customer-focused Internet solutions for global brands such as Citibank, Delta Air Lines, Friends Provident, General Electric, General Motors, IBM, JCPenney, Kraft, Michelin and Philips.